Exhibit 99.1


                  Whitehall Jewelers Holdings, Inc.
        Announces Second Quarter Fiscal 2007 Operating Results


    CHICAGO--(BUSINESS WIRE)--Sept. 18, 2007--Whitehall Jewelers
Holdings, Inc. (OTC BB:WHJH), a national specialty retailer of fine jewelry, announced results for its second fiscal quarter ended August 4, 2007.

    Whitehall Jewelers reported an $18.3 million net loss for the second quarter of fiscal 2007, or $0.69 per basic and diluted share. This was greater than a net loss of $12.8 million, or $0.51 per basic and diluted share for the second quarter of fiscal year 2006.

    The net loss for the second quarter of fiscal 2006 consists of a $5.0 million net loss for the predecessor in its 2006 merger for the period of May 1, 2006 through June 8, 2006 and a $7.8 million net loss for the successor in its 2006 merger for the period of June 9, 2006 and July 31, 2006. While the results of the predecessor and successor in its 2006 merger are presented separately in Whitehall Jewelers' consolidated statements of operations, the discussion that follows in this announcement use combined figures to facilitate the comparisons.

    Comparable store sales for the second quarter of fiscal year 2007 decreased 0.9% compared to a decrease of 9.7% in the equivalent period last year. Net sales decreased 4.9% to $52.5 million from $55.2 for the equivalent period last year. The comparable store sales decrease was the result of a decrease of 10.7% in average selling price, substantially offset by an 11.3% increase in unit sales.

    Year-to-date net sales decreased $1.9 million, or 1.7%, to $113.2 million from $115.1 million in the first-half of fiscal 2006.
Comparable store sales decreased 2.4% in the first-half of fiscal
2007. This compares to a comparable store sales decrease of 7.2% for the first-half of fiscal 2006.

    The net loss in the first-half of fiscal 2007 was $33.1 million, or $1.27 per basic and diluted share, was greater than the net loss of $24.0 million, or $0.95 per basic and diluted share, in the equivalent period last year.

    Edward Dayoob, chairman and chief executive officer of Whitehall Jewelers, commented, "We are making solid progress toward achieving our long-term goals. Our strategy to increase penetration of higher-margin gold and color categories drove an 11.3% increase in unit sales in the quarter. While sales came in below expectation, we believe this increase in transaction volume will lead to incremental sales in the second half of the year."

    Mr. Dayoob continued, "We ran an extended clearance sale during the quarter to reposition our inventory to offer a higher mix of full-priced goods in the second half of the year. At the end of the second quarter the level of clearance inventory was 28.0% lower than a year ago. We believe this has positioned the Company for improved margins."

    Mr. Dayoob concluded, "We continue to make progress on strengthening our balance sheet. We have increased working capital by $22.6 million from the beginning of the year. We believe our balance sheet is well positioned for the upcoming holiday season."

    About Whitehall Jewelers

    Whitehall Jewelers is a national specialty retailer of fine jewelry offering a selection of merchandise in the following categories: diamonds, gold, precious and semi-precious jewelry and watches. As of September 1, 2007, it operated 314 stores in regional and super-regional malls under the names Whitehall and Lundstrom.

    Cautionary Statement Concerning Forward-Looking Information

    This press release contains certain forward-looking statements, including, without limitation, statements concerning expected cost savings, operations, economic performance and financial condition, including, in particular, statements relating to our future capital structure and financial condition. The words "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by the Company's management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: (i) our substantial indebtedness; (ii) our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; (iii) competition from other companies; (iv) the seasonality of our businesses; (v) loss of significant customers or customer relationships; (vi) fluctuations of raw material prices and our reliance on a limited number suppliers; and (vii) the amount of capital expenditures required at our businesses. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.



                  Whitehall Jewelers Holdings, Inc.
                Consolidated Statements of Operations
     for the three months ended August 4, 2007 and July 31, 2006
         (unaudited, in thousands, except for per share data)

                            Successor Combined  Successor Predecessor
                            --------- --------- --------- -----------


                              Three     Three
                             months    months    June 9,    May 1,
                              ended     ended    2006 -     2006 -
                            August 4, July 31,  July 31,    June 8,
(in thousands)                2007      2006      2006,      2006
                            --------- --------- --------- -----------

Net sales                    $ 52,536  $ 55,244  $ 30,008  $   25,236
Cost of sales (including
 buying and occupancy
 costs)                        40,116    39,018    22,331      16,687
                            --------- --------- --------- -----------
 Gross profit                  12,420    16,226     7,677       8,549
Selling, general and
 administrative expenses       23,899    23,954    12,542      11,412
Professional fees and other
 charges                        1,884     1,245       665         580
                            --------- --------- --------- -----------
 Loss from operations         (13,363)   (8,973)   (5,530)     (3,443)
Interest Expense                4,727     3,865     2,290       1,575
                            --------- --------- --------- -----------
 Loss before income taxes     (18,090)  (12,838)   (7,820)     (5,018)
Income tax expense                203        --        --          --
                            --------- --------- --------- -----------
 Net Loss                    $(18,293) $(12,838) $ (7,820) $   (5,018)
                            ========= ========= ========= ===========

Net loss per share, basic
 and diluted
 Net loss per share          $  (0.69) $  (0.51) $  (0.31) $    (0.20)
                            ========= ========= ========= ===========

 Weighted average common
  shares and common share
  equivalents                  26,618    25,333    25,333      25,333
                            ========= ========= ========= ===========




                  Whitehall Jewelers Holdings, Inc.
                Consolidated Statements of Operations
      For the six months ended August 4, 2007 and July 31, 2006
         (unaudited, in thousands, except for per share data)

                                                          -----------
                            Successor Combined  Successor Predecessor
                            --------- --------- --------- -----------


                              Six       Six
                              months    months   June 9,  February 1,
                              ended     ended    2006 -     2006 -
                            August 4, July 31,  July 31,    June 8,
(in thousands)                2007      2006      2006,      2006
                            --------- --------- --------- -----------

Net sales                    $113,186  $115,103  $ 30,008  $   85,095
Cost of sales (including
 buying and occupancy
 costs)                        83,813    80,695    22,331      58,364
                            --------- --------- --------- -----------
 Gross profit                  29,373    34,408     7,677      26,731
Selling, general and
 administrative expenses       50,098    48,470    12,542      35,928
Professional fees and other
 charges                        2,610     3,154       665       2,489
                            --------- --------- --------- -----------
 Loss from operations         (23,335)  (17,216)   (5,530)    (11,686)
Interest expense                9,511     7,473     2,290       5,183
                            --------- --------- --------- -----------
 Loss before income taxes     (32,846)  (24,689)   (7,820)    (16,869)
Income tax expense                219        --        --          --
                            --------- --------- --------- -----------
 Net loss from continuing
  operations                  (33,065)  (24,689)   (7,820)    (16,869)
Income from discontinued
 operations, net of taxes          --       648        --         648
                            --------- --------- --------- -----------
 Net loss                    $(33,065) $(24,041) $ (7,820) $  (16,221)
                            ========= ========= ========= ===========

Net loss per share, basic
 and diluted
 Continuing operations       $  (1.27) $  (0.98) $  (0.31) $    (0.67)
 Discontinued operations           --      0.03        --        0.03
                            --------- --------- --------- -----------
 Net loss per share          $  (1.27) $  (0.95) $  (0.31) $    (0.64)
                            ========= ========= ========= ===========

 Weighted average common
  shares and common share
  equivalents                  25,965    25,333    25,333      25,333
                            ========= ========= ========= ===========


    (1) In accordance with U.S. GAAP, our historical financial results for the predecessor and the successor entities, as a result of Whitehall's June 8, 2006 Merger with WJ Holding, are presented separately. The separate presentation is required under U.S. GAAP in situations when there is a change in ownership, which occurred with the 2006 Merger. There have been no material changes to operations or customer relationships of our business as a result of the 2006 Merger.

    Management believes that comparisons between the three and six months ended August 4, 2007 and the prior year results for either the predecessor or successor separately may impede the ability of users of our financial information to understand our operating performance. Consequently, in order to enhance an analysis of our operating results, our operating results above are presented on a combined basis for the three and six months ended July 31, 2006. This combined presentation simply represents the mathematical addition of pre-acquisition results of operations of the predecessor with the post acquisition results of the successor and are not intended to be a presentation in accordance with generally accepted accounting principles. We believe the combined results provide relevant financial information for the investors. These combined results, however, are not intended to represent what our operating results would have been had the 2006 Merger occurred at the beginning of the period.



                  Whitehall Jewelers Holdings, Inc.
                     Consolidated Balance Sheets
              as of August 4, 2007 and January 31, 2007
           (unaudited, in thousands except for share data)


                                                ---------------------
                                                August 4, January 31,
                                                  2007       2007
                                                --------- -----------
                    ASSETS
Current Assets:
 Cash                                            $  1,050  $    1,311
 Accounts receivable, net                           2,337       1,495
 Merchandise inventories, net                     156,295     174,090
 Other current assets                               3,299       1,263
                                                --------- -----------
   Total current assets                           162,981     178,159

Property and equipment, net                        27,990      30,687
Intangible assets, net                             12,312      12,834
Goodwill                                            9,215       9,215
Deferred financing costs                            1,429       3,745
                                                --------- -----------
   Total assets                                  $213,927  $  234,640
                                                ========= ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
                      (DEFICIT)
Current Liabilities:
 Revolver loans                                  $ 75,953  $   83,860
 Accounts payable                                  21,880      50,913
 Customer deposits                                  1,164       1,959
 Trade notes payable                               22,366      22,366
 Accrued payroll                                    6,137       6,617
 Other accrued expenses                            12,331      12,753
 Other tax liabilities                                802          --
                                                --------- -----------
   Total current liabilities                      140,633     178,468
Term loan - related party                              --      56,080
Other long-term liabilities                         4,523       4,460
                                                --------- -----------
   Total liabilities                              145,156     239,008
                                                --------- -----------
Stockholders' Equity (deficit):
 Common stock ($0.001 par value; 40,000,000
  shares authorized; 39,583,122 shares issued
 and outstanding at August 4, 2007 and
  25,333,238 issued and outstanding at January
 31, 2007)                                             40          25
 Additional paid-in capital                       123,049      24,282
 Stock warrants                                     7,422          --
 Accumulated deficit                              (61,740)    (28,675)
                                                --------- -----------
   Total stockholders' equity (deficit)            68,771      (4,368)
                                                --------- -----------
   Total liabilities and stockholders' equity
    (deficit)                                    $213,927  $  234,640
                                                ========= ===========



    CONTACT: Whitehall Jewelers Holdings, Inc.
             Pete Michielutti
             (312) 762-9751
             pmichielutti@whji.com